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         MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
               SELECT 5 INDUSTRIAL PORTFOLIO 99-6
                    REFERENCE TRUST AGREEMENT

          This Reference Trust Agreement dated November 1, 1999 between DEAN WITTER REYNOLDS INC., as Depositor, and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Sears Equity Investment Trust, Trust Indenture and Agreement" dated January 22, 1991, as amended on March 16, 1993, July 18, 1995 and December 30, 1997 (the "Basic Agreement"). Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                        WITNESSETH THAT:

          In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                               I.

             STANDARD TERMS AND CONDITIONS OF TRUST

          Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorpo-rated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument ex-cept that the Basic Agreement is hereby amended in the following manner:

          A.   Article I, Section 1.01, paragraph (29) defining
               "Trustee" shall be amended as follows:

          "'Trustee' shall mean The Chase Manhattan
          Bank, or any successor trustee appointed as
          hereinafter provided."
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          B.   Reference to United States Trust Company of New
               York in its capacity as Trustee is replaced by The
               Chase Manhattan Bank throughout the Basic
               Agreement.

          C. Reference to "Dean Witter Select Equity Trust" is replaced by "Morgan Stanley Dean Witter Select
               Equity Trust".

          D. Section 3.01 is amended to substitute the following:

               SECTION 3.01.  INITIAL COST  The costs
          of organizing the Trust and sale of the Trust
          Units shall, to the extent of the expenses
          reimbursable to the Depositor provided below,
          be borne by the Unit Holders, PROVIDED, HOW-
          EVER, that, to the extent all of such costs
          are not borne by Unit Holders, the amount of
          such costs not borne by Unit Holders shall be
          borne by the Depositor and, PROVIDED FURTHER,
          however, that the liability on the part of
          the Depositor under this section shall not
          include any fees or other expenses incurred
          in connection with the administration of the
          Trust subsequent to the deposit referred to
          in Section 2.01.  Upon notification from the
          Depositor that the primary offering period is
          concluded, the Trustee shall withdraw from
          the Account or Accounts specified in the Pro-
          spectus or, if no Account is therein speci-
          fied, from the Principal Account, and pay to
          the Depositor the Depositor's reimbursable
          expenses of organizing the Trust and sale of
          the Trust Units in an amount certified to the
          Trustee by the Depositor.  If the balance of
          the Principal Account is insufficient to make
          such withdrawal, the Trustee shall, as di-
          rected by the Depositor, sell Securities
          identified by the Depositor, or distribute to
          the Depositor Securities having a value, as
          determined under Section 4.01 as of the date
          of distribution, sufficient for such reim-
          bursement.  The reimbursement provided for in
          this section shall be for the account of the
          Unitholders of record at the conclusion of
          the primary offering period and shall not be
          reflected in the computation of the Unit
          Value prior thereto.  As used herein, the De-
          positor's reimbursable expenses of organizing
          the Trust and sale of the Trust Units shall
          include the cost of the initial preparation
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          and typesetting of the registration state-
          ment, prospectuses (including preliminary prospectuses), the indenture, and other docu-ments relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not in-cluding the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses.
          Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the De-positor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for re-demption.

                               II.

              SPECIAL TERMS AND CONDITIONS OF TRUST

          The following special terms and conditions are hereby agreed to:

          A.   The Trust is denominated Morgan Stanley Dean
     Witter Select Equity Trust Select 5 Industrial Portfolio 99-
     6 (the "Select 5 Trust").

          B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

          C.   The term, "Depositor" shall mean Dean Witter
     Reynolds Inc.

          D. The aggregate number of Units referred to in Sections 2.03 and 9.01 of the Basic Agreement is 24,808 for the Select 5 Trust.

          E. A Unit is hereby declared initially equal to 1/24,808th for the Select 5 Trust.

          F.   The term "In-Kind Distribution Date" shall mean
     December 12, 2000.
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          G.   The term "Record Dates" shall mean January 7, 2000,
     April 1, 2000, July 1, 2000, January 3, 2001 and such other date as the Depositor may direct.

          H.   The term "Distribution Dates" shall mean
     January 15, 2000, April 15, 2000, July 15, 2000 and on or about January 10, 2001 and such other date as the Depositor may direct.

          I.   The term "Termination Date" shall mean
     January 3, 2001.

          J. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $0.25 per 100 Units.

          K.   The Trustee's annual fee as defined in
     Section 6.04 of the Indenture shall be $.80 per 100 Units if the greatest number of Units outstanding during the period is 10,000,000 or more; $.86 per 100 Units if the greatest number of Units outstanding during the period is between 5,000,000 and 9,999,999; and $.90 per 100 Units if the
     greatest number of Units outstanding during the period is 4,999,999 or less.

          L. For a Unit Holder to receive an "in-kind" distribution during the life of the Trust, such Unit Holder must tender at least 25,000 Units for redemption. There is no minimum amount of Units that a Unit Holder must tender in order to receive an "in-kind" distribution on the In-Kind Date or in connection with a rollover.

          M. Paragraph (b)(ii) of Section 9.03 is amended to provide that the period during which the Trustee shall liquidate the Trust Securities shall not exceed 14 business days commencing on the first business day following the In-Kind Date.
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          (Signatures and acknowledgments on separate pages)
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          The Schedule of Portfolio Securities in the prospectus
included in this Registration Statement is hereby incorporated by reference herein as Schedule A hereto.